         AGREEMENT AND PLAN OF MERGER (the "Agreement") entered into on December 1, 1999 by and between eB2B COMMERCE, INC., a Delaware corporation with its principal place of business at 29 West 38th Street, New York, New York 10018 ("eCom"), and DYNAMICWEB ENTERPRISES, INC., a New Jersey corporation with its principal place of business at 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey 07004 (the "Company"). The Company and eCom are referred to collectively herein as the "Parties" or individually as a "Party."

         WHEREAS, the Boards of Directors of eCom and the Company deem it advisable and in the best interests of their respective companies and their respective stockholders to enter into a business combination by means of a merger of eCom with and into the Company under the terms of this Agreement and have approved and adopted this Agreement;

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with applicable law, eCom will merge with and into the Company and the Company will survive (the "Surviving Corporation"); and

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.


1        Definitions.

         1.1 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         1.2 "Agency Agreement" means that certain Agency Agreement dated October 4, 1999 between eCom and Commonwealth Associates, L.P., as placement agent, as amended.

         1.3 "Agreement" has the meaning set forth in the preface above.

         1.4 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

         1.5 "Certificates of Merger" has the meaning set forth in Section 2.3 below.

         1.6 "Closing" has the meaning set forth in Section 2.2 below.

         1.7 "Closing Date" has the meaning set forth in Section 2.2 below.

         1.8 "Code" has the meaning set forth in the preface above.

         1.9 "Company" has the meaning set forth in the preface above, and shall include the Company's successors and assigns by operation of law (other than eCom).

         1.10 "Company Common Stock" means the common stock, par value $0.0001 per share, of the Company.

         1.11 "Company Disclosure Schedule" means the disclosure schedule delivered by the

Company to eCom concurrently with the execution and delivery of this Agreement.

         1.12 "Company Financial Statements" has the meaning set forth in
Section 4.9 below.

         1.13 "Company Dissenting Shares" has the meaning set forth in Section
2.5.1 below.

         1.14 "Company Most Recent Balance Sheet" means the balance sheet contained within the Company Most Recent Financial Statements.

         1.15 "Company Most Recent Financial Statements" has the meaning set forth in Section 4.9 below.

         1.16 "Company Most Recent Fiscal Quarter End" has the meaning set forth in Section 4.9 below.

         1.17 "Company Most Recent Fiscal Year End" has the meaning set forth in
Section 4.9 below.

         1.18 "Company Options" means each option and warrant to purchase Company Common Stock.

         1.19 "Company-owned Share" means any eCom Share that the Company owns beneficially.

         1.20 "Company Preferred Stock" means all preferred stock of the Company.

         1.21 "Company Proxy Materials" means the proxy materials and all other communications delivered to the Company Stockholders in connection with obtaining the Requisite Company Stockholder Approval.

         1.22 "Company SEC Reports" has the meaning set forth in Section 4.13 below.

         1.23 "Company Securities" has the meaning set forth in Section 2.7.1 below.

         1.24 "Company Share" means any share of the Company Common Stock or Company Preferred Stock.

         1.25 "Company Stockholder" means any Person who or which holds any Company Share.

         1.26 "Confidential Information" means all information regarding a Party other than (i) information generally known by the public (other than as a result of disclosure by the other Party) and (ii) information available to the other Party on a nonconfidential basis from a Person not known by the other Party to be bound by a confidentiality agreement or otherwise prohibited from disclosing such information.

         1.27 "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         1.28 "Dissenting Share" means any Company Share or eCom Share with respect to which the holder thereof has objected to the transactions contemplated hereby and has exercised such holder's appraisal rights under the Delaware General Corporation Law or the NJBCA, as applicable.

         1.29 "eCom" has the meaning set forth in the preface above.

         1.30 "eCom Common Stock" means the common stock, par value $0.001 per share, of eCom.

         1.31 "eCom Disclosure Schedule" means the disclosure schedule delivered by eCom to the Company concurrently with the execution and delivery of this Agreement.

         1.32 "eCom Dissenting Shares" has the meaning set forth in Section
2.5.2 below.

         1.33 "eCom Financial Statements" has the meaning set forth in Section
3.9 below.

         1.34 "eCom Most Recent Balance Sheet" means the balance sheet contained within the eCom Most Recent Financial Statements.

         1.35 "eCom Most Recent Financial Statements" has the meaning set forth in Section 3.9 below.

         1.36 "eCom Most Recent Fiscal Month End" has the meaning set forth in
Section 3.9 below.

         1.37 "eCom Options" means each option and warrant to purchase eCom Common Stock.

         1.38 "eCom Preferred Stock" means all preferred stock of eCom (including the preferred stock issued in connection with the Qualified Private Placement).

         1.39 "eCom Share" means any share of eCom Common Stock or eCom Preferred Stock.

         1.40 "eCom Securities" has the meaning set forth in Section 2.7.1 below.

         1.41 "eCom Stock Option Plan" means the 1998 Incentive Stock Option Plan of eCom.

         1.42 "eCom Stockholder" means any Person who or which holds any eCom Share.

         1.43 "Effective Time" has the meaning set forth in Section 2.4.1 below.

         1.44 "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.

         1.45 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.46 "Exchange Agent" means American Stock Transfer and Trust Company.

         1.47 "Exchange Fund" has the meaning set forth in Section 2.7.1 below.

         1.48 "Exchange Ratio" has the meaning set forth in Section 2.4.5 below.

         1.49 "Existing Common Stock" means the Company Common Stock authorized or outstanding as of the date hereof or immediately prior to the Closing.

         1.50 "Existing Company Preferred Holders" has the meaning set forth in
Section 5.2.3 below.

         1.51 "Existing Preferred Stock" means the Company Preferred Stock authorized or outstanding as of the date hereof or immediately prior to the Closing.

         1.52 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         1.53 "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, Internet domain names, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         1.54 "IRS" means the Internal Revenue Service.

         1.55 "Knowledge" means actual knowledge, including, with respect to the Company, the actual knowledge of the Chief Executive Officer and President of the Company and, with respect to eCom, the Chief Executive Officer and Chief Financial Officer of eCom.

         1.56 "Letter Agreement" means that certain Letter Agreement, dated November 10, 1999, among the Parties, as amended as of November 19, 1999, pursuant to which the Parties are entering into this Agreement.

         1.57 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         1.58 "License" means any written license, sublicense, agreement or permission.

         1.59 "Loan Agreement" means that certain Loan Agreement, dated November 12, 1999, among the Parties, as amended as of November 19, 1999.

         1.60 "Lock-Up Agreement" has the meaning set forth in Section 7.2 below.

         1.61 "Material Adverse Effect" means, with respect to any Party, any condition, circumstance or development having any adverse effect on the business, financial conidition or results of operations of such Party that is material to the Party or to the ability of the Party to consummate the transactions contemplated by this Agreement.

         1.62 "Merger" has the meaning set forth in Section 2.1 below.

         1.63 "Newco" has the meaning set forth in Section 5.2.1 below.

         1.64 "NJBCA" means the Business Corporation Act of the State of New Jersey, as amended.

         1.65 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.66 "Party" or "Parties" has the meaning set forth in the preface above.

         1.67 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity or organization.

         1.68 "Private Placement Memorandum" means the private placement memorandum, dated November 1, 1999, and other offering documents, in each such case as superseded, updated or corrected, distributed to any potential investor in connection with the Qualified Private Placement.

         1.69 "Qualified Offering" means a private or public offering of the securities of the Surviving Corporation conducted subsequent to the Closing which results in gross proceeds to the Surviving Corporation of at least $20 million.

         1.70 "Qualified Private Placement" shall mean a private placement of securities of eCom as described in the Private Placement Memorandum in which the gross proceeds to eCom are not less than $15 million and not more than $33.33 million.

         1.71 "Requisite Company Stockholder Approval" means the affirmative vote or written consent of the holders of the Company Shares in favor of this Agreement and the Merger in accordance with applicable law and the certificate of incorporation and bylaws of the Company.

         1.72 "Requisite eCom Stockholder Approval" means the affirmative vote or written consent of the holders of the eCom Shares in favor of this Agreement and the Merger in accordance with applicable law and the certificate of incorporation and bylaws of eCom.

         1.73 "SEC" means the Securities and Exchange Commission.

         1.74 "Securities Act" means the Securities Act of 1933, as amended.

         1.75 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.76 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         1.77 "Subsidiary" means any corporation with respect to which a specified Person owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         1.78 "Surviving Corporation" has the meaning set forth in the preface above.

         1.79 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code 'SS'59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1.80 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         1.81 "Y2K Problem" shall mean generating incorrect date data or incorrectly processing date-related data or functionality when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.


2        Basic Transaction.

         2.1 The Merger. On and subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law, eCom will merge with and into the Company (the "Merger") at the Effective Time. The Company shall be the corporation surviving the Merger.

         2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of eCom's legal counsel, Moskowitz Altman & Hughes LLP, in New York City or such other place as the Parties may mutually determine, commencing at 9:00 a.m. local time on the third (3rd) day after the receipt of the later of the Requisite Company Stockholder Approval or the Requisite eCom Stockholder Approval or such other date as the Parties may mutually determine which date shall be within five (5) days after the receipt of the later of the Requisite Company Stockholder Approval or the Requisite eCom Stockholder Approval (the "Closing Date").

         2.3 Actions at the Closing. At the Closing, (i) the Company will deliver to eCom the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) eCom will deliver to the Company the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) the Company and eCom will file with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey, certificates of merger as required to consummate the Merger in accordance with applicable law, and in form and substance reasonably satisfactory to the Parties (the "Certificates of Merger"), and (iv) the Company will deliver or cause to be delivered to or by the Exchange Agent the certificates evidencing the shares of capital stock of the Company to be issued in the Merger in the manner specified in Section 2.7 below.

         2.4 Effect of Merger.

                  2.4.1 General. The Merger shall become effective at the date and time (the "Effective Time") the Company and eCom file the Certificates of Merger with the Secretaries of State of the appropriate jurisdictions. At the Effective Time of the Merger the separate existence of eCom shall cease and eCom shall be merged with and into the Company. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or eCom in order to carry out and effectuate the transactions contemplated by this Agreement.

                  2.4.2 Certificate of Incorporation. The Certificate of Incorporation of the Company in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation until such time as it shall thereafter be duly altered, amended or repealed. Without limiting the foregoing, the Company shall, as of the Effective Time, change its corporate name to "eB2B Commerce, Inc.", "eB2B.com, Inc." or such other name as may be acceptable to eCom and reasonably acceptable to the Company.

                  2.4.3 Bylaws. The Bylaws of the Company in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation until such time as they shall thereafter be duly altered, amended or repealed.

                  2.4.4 Directors and Officers. The directors and officers of eCom in office at and as of the Effective Time will become the directors and officers of the Surviving Corporation, retaining their respective positions and terms of office, except that (i) the Chief Technology Officer of eCom shall be offered a different position and shall no longer serve as Chief Technology Officer as of the Effective Time and (ii) as of the Effective Time, Steven L. Vanechanos, Jr., shall become Chief Technology Officer of the Surviving Corporation (on the terms set forth in the Letter Agreement and such other terms as may be reasonably acceptable to Steven L. Vanechanos, Jr. and the Parties), and shall become an additional member of the Board of Directors of the Surviving Corporation in accordance with the terms of Section 5.14 hereof.

                  2.4.5 Common Stock Conversion. At the Effective Time, each outstanding share of eCom Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Company Common Stock equal to one share of eCom Common Stock multiplied by the Exchange Ratio, as set forth herein. For purposes of this Agreement, the "Exchange Ratio" means the ratio determined by calculating a fraction the numerator of which shall be equal to the sum of (i) 25,000,000, plus (ii) 5 multiplied by (A) the number of shares of Existing Common Stock (and Existing Preferred Stock, and warrants, options and other securities convertible into Existing Common Stock, all on an as-converted, fully diluted basis) outstanding as of the Effective Time, minus (B) 5,000,000, and the denominator of which shall be the number of shares of eCom Common Stock (and eCom Preferred Stock and eCom Options and other securities convertible into eCom Common Stock, all on an as-converted, fully diluted basis) outstanding as of the Effective Time (including for all purposes of determining the Exchange Ratio such number of shares of eCom Common Stock [and eCom Preferred Stock, the eCom Options and the eCom Options issuable to the placement agent in connection with the Qualified Private Placement, all on an as-converted, fully diluted basis] issued by eCom in connection with eCom's receipt of the initial $15 million from the Qualified Private Placement). To the extent eCom raises gross proceeds in the Qualified Private Placement in excess of $15 million, each such additional share of eCom Common Stock (on as-converted, fully diluted basis) will be converted into the right to receive a number of shares of Company Common Stock equal to one share of eCom Common Stock multiplied by the Exchange Ratio.

                  2.4.6 Preferred Stock and Other Securities Conversion. At the Effective Time, each share of eCom Preferred Stock, and each eCom Option and other security convertible into eCom Common Stock, outstanding immediately prior to the Effective Time, shall be converted into the right to receive, respectively, shares of Company Preferred Stock, Company Options or other securities convertible into Company Common Stock, as the case may be. The number of shares of Company Common Stock issuable upon exercise or conversion of each share of such Company Preferred Stock, and each Company Option or other security convertible into Company Common Stock shall be calculated by multiplying (i) the number of shares of eCom Common Stock into which each share of such eCom Preferred Stock, each eCom Option or other security convertible into eCom Common Stock is exercisable or convertible by (ii) the Exchange Ratio. The exercise or conversion price of each share of such Company Preferred Stock, each Company Option or other security convertible into Company Common Stock shall be calculated by dividing (i) the exercise or conversion price of each share of such eCom Preferred Stock, each eCom Option or other security convertible into eCom Common Stock by (ii) the Exchange Ratio. It is the intention of the Parties that the Company Options qualify, to the maximum extent possible following the Effective Time, as incentive stock options (as defined in Section 422 of the Code) to the extent that the eCom Options exchanged for such Company Options so qualified prior to the Effective Time. At the Effective Time, all other terms of the Company Preferred Stock will be substantially the same as the eCom Preferred Stock.

                  2.4.7 No Conversion of Existing Preferred Stock to Company Preferred Stock. Pursuant to the terms of this Agreement, no shares of Existing Preferred Stock shall be converted to Company Preferred Stock; provided that, prior to the Closing, any holder of Existing Preferred Stock may convert such holder's shares of Existing Preferred Stock to Existing Common Stock.

                  2.4.8 Certificate Holders' Rights After the Effective Time. If, between the date of this Agreement and the Effective Time, any outstanding shares of Company Common Stock (or securities convertible into Company Common Stock) shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of shares of Company Common Stock (or securities convertible into Company Common Stock) into which eCom Common Stock (and other securities convertible into eCom Common Stock) shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such eCom Common Stock, eCom Preferred Stock, eCom Options and other securities convertible into eCom Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and shall cease to exist, and each certificate previously evidencing any such shares or other securities shall thereafter represent the right to receive, upon the surrender of such certificate, in accordance with the provisions of Section 2.6 of this Agreement, certificates evidencing such number of whole shares of Company Common Stock (or Company Preferred Stock, Company Options or other securities convertible into Company Common Stock) into which such eCom Common Stock, eCom Preferred Stock, eCom Options or other securities convertible into eCom Common Stock were converted in accordance with this Section 2.4. The holders of such certificates previously evidencing eCom Common Stock, eCom Preferred Stock, eCom Options and other securities convertible into eCom Common Stock shall cease to have any rights with respect to such securities except as otherwise provided herein or by law. Any shares of Company Common Stock, Company Preferred Stock, Company Options or other securities convertible into Company Common Stock to be delivered to any Person hereunder shall be rounded to the nearest whole share and no Person shall be entitled to receive scrip or payment in lieu of fractional interests.

         2.5 Dissenters' Rights.

                  2.5.1 Company Dissenting Shares. The Company shall give eCom prompt notice of any shares of capital stock of the Company which are Dissenting Shares (hereinafter referred to as "Company Dissenting Shares"). Any Company Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions; except to the extent that the holder thereof subsequently withdraws such holder's demand for payment in the manner provided under applicable law, fails to comply fully with the requirements of applicable provisions of applicable law, or otherwise fails to establish the right of such shareholder to be paid the fair value of such shareholder's shares under applicable law. The Company agrees that prior to the Effective Time it will not, except with the prior written consent of eCom, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of the fair value of shares, and then, only to the extent so agreed to by eCom in such writing.

                  2.5.2 eCom Dissenting Shares. eCom shall give the Company prompt notice of any shares of capital stock of eCom which are Dissenting Shares (hereinafter referred to as "eCom Dissenting Shares"). Any eCom Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions; except to the extent that the holder thereof subsequently withdraws such holder's demand for payment in the manner provided under the Delaware General Corporation Law, fails to comply fully with the requirements of applicable provisions of the Delaware General Corporation Law, or otherwise fails to establish the right of such shareholder to be paid the fair value of such shareholder's shares under the Delaware General Corporation Law, in which case Section 2.4.5 hereof shall apply to such shares. eCom agrees that prior to the Effective Time it will not, except with the prior written consent of the Company, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of the fair value of shares, and then, only to the extent so agreed to by the Company in such writing.

         2.6 Procedure for Exchange.

                  2.6.1 Exchange Fund. On the day of the Effective Time, the Company will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of eCom Common Stock, eCom Preferred Stock, eCom Options and other securities convertible into eCom Common Stock (hereinafter referred to collectively as "eCom Securities"), certificates representing shares of the Company Common Stock, Company Preferred Stock, Company Options and securities convertible into Company Common Stock issuable pursuant to Sections
2.4.5 and 2.4.6 (hereinafter referred to collectively as "Company Securities") to be issued in exchange for certificates representing eCom Securities outstanding immediately prior to the Effective Time. Thereafter, the Company will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of any former holders of eCom Securities who have not yet surrendered their certificates evidencing eCom Securities for exchange, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to surrender, payable with respect to any Company Securities remaining in the Exchange Fund on such record date (such amount, if any, shall be deposited on the appropriate payment date relating thereto). The Company Securities deposited pursuant to this Section 2.6.1, together with any cash deposited from time to time with the Exchange Agent pursuant to this Section 2.6, are hereinafter referred to as the "Exchange Fund". No interest will be paid to any shareholder on the cash comprising any portion of the Exchange Fund.

                  2.6.2 Delivery of Letter of Transmittal. Promptly after the Effective Time, the Company will deliver irrevocable instructions to the Exchange Agent to mail to each record holder of a certificate or certificates representing eCom Securities immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing eCom Securities shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as the Company may reasonably specify, and (ii) instructions for effecting the surrender of the certificates formerly representing eCom Securities.

                  2.6.3 Exchange Procedures. Promptly after the Effective Time, the Exchange Agent will distribute to each former holder of eCom Securities, upon surrender to the Exchange Agent of the certificate formerly representing such eCom Securities for cancellation, together with the letter of transmittal described above, executed and completed in accordance with the instructions thereto, certificates evidencing the appropriate amount of the Company Securities, into which such eCom Securities were converted or exchanged pursuant to the Merger and dividends or distributions related thereto, if any, which such former holder of eCom Securities is entitled to receive pursuant to the provisions of this Section 2.6 (after giving effect to any required withholding
Tax), and the certificates formerly representing eCom Securities so surrendered shall be canceled. If any Company Securities are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates is registered, it will be a condition of issuance of such Company Securities that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed by a member firm of the New York Stock Exchange or a bank chartered under the laws of the United States, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of the Company Securities to a Person other than the registered holder of the surrendered certificate or certificates (or such Person shall establish to the satisfaction of the Company that any such Tax has been paid or is not applicable). Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of eCom Securities for any Company Securities or cash or dividends or distributions thereon delivered to a public official pursuant to any applicable escheat law.

                  2.6.4 Distributions with Respect to Unexchanged eCom Securities. No dividends or other distributions declared or made with respect to the Company Securities on or after the Effective Time will be paid to the holder of any certificate that theretofore evidenced eCom Securities until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable escheat law, following surrender of any such certificate, there will be paid from the Exchange Fund to the holder of the certificates evidencing whole shares of the Company Securities issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of the Company Securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of the Company Securities.

                  2.6.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the former holders of eCom Securities for twelve (12) months after the Effective Time will be delivered to the Company, upon demand, and any former holders of eCom Securities who have not theretofore complied with this Section 2.6 will, subject to applicable abandoned property, escheat and other similar laws, thereafter look only to the Company for any Company Securities and any cash to which they are entitled.

                  2.6.6 Withholding of Tax. The Company or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of eCom Securities such amounts as the Company or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any other Tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of eCom Securities in respect of whom such deduction and withholding was made by the Company.

                  2.6.7 Lost Certificates. If any certificate evidencing eCom Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against claims that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, a certificate for the Company Securities to which the holder may be entitled pursuant to this Section 2.6 and any other distributions to which the holder thereof may be entitled pursuant to this Section 2.6.

         2.7 Closing of Transfer Records. After the close of business on the Closing Date, transfers of eCom Securities outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

3        Representations and Warranties of eCom. eCom represents and warrants to the Company that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the eCom Disclosure Schedule and except for any changes contemplated in Section 5.7 or 6.2 hereof. The eCom Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3.

         3.1 Organization. eCom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. eCom is duly qualified and in good standing to transact business in the State of New York.

         3.2 Capitalization. Section 3.2 of the eCom Disclosure Schedule sets forth a description of the authorized capital stock of eCom, and the number of issued and outstanding shares of such capital stock. Section 3.2 of the eCom Disclosure Schedule also lists and provides a brief description of all authorized and issued options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require eCom to issue any of its capital stock. Except with respect to the securities described in Section 3.2 of the eCom Disclosure Schedule, there are no outstanding or authorized shares of capital stock or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require eCom to issue any of its capital stock. All of the issued and outstanding shares of capital stock of eCom have been duly authorized and are validly issued, fully paid, and nonassessable.

         3.3 Authorization of Transaction. eCom has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that eCom cannot consummate the Merger unless and until it receives the Requisite eCom Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of eCom, enforceable in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally.

         3.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which eCom is subject or any provision of the certificate of incorporation or bylaws of eCom or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which eCom is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest on any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Delaware General Corporation Law, the state securities laws, and Section 2.3(iii) hereof, eCom is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         3.5 Brokers' Fees. Except as set in Section 9.17 hereof, eCom does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which eCom or the Surviving Corporation could become liable or obligated.

         3.6 Continuity of Business Enterprise. eCom operates at least one significant historic business line and owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. 'SS'1.368-1(d) promulgated under the Code.

         3.7 Title to Assets; Security Interests. eCom has good and marketable title to, or a valid leasehold interest in or valid license to use, the properties and assets used by it, located on its premises, or shown on the eCom Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the eCom Most Recent Balance Sheet.

         3.8 Subsidiaries. eCom has no subsidiaries.

         3.9 Financial Statements. Attached as Section 3.9 of the eCom Disclosure Schedule are the following financial statements (collectively the "eCom Financial Statements"): unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "eCom Most Recent Financial Statements") as of and for the eleven months ended September 30, 1999 (the "eCom Most Recent Fiscal Month End") for eCom. The eCom Financial Statements (including the notes thereto) have been prepared in accordance with accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of eCom as of such dates and the results of operations of eCom for such periods, are correct and complete, and are consistent with the books and records of eCom (which books and records are correct and complete).

         3.10 Events Subsequent to Most Recent Fiscal Month End. Since eCom Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of eCom. Without limiting the generality of the foregoing, since that date, except as required pursuant to the terms of the Letter Agreement, the Loan Agreement and/or the Agency Agreement or as otherwise disclosed in Section 3.10 of the eCom Disclosure Schedule:

                  3.10.1 eCom has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

                  3.10.2 eCom has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business, other than the Letter Agreement, the Loan Agreement and the Agency Agreement;

                  3.10.3 no party (including eCom) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which eCom is a party or by which eCom is bound;

                  3.10.4 eCom has not granted or agreed to grant any Security Interest upon any of its assets, tangible or intangible;

                  3.10.5 eCom has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

                  3.10.6 eCom has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

                  3.10.7 eCom has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 or outside the Ordinary Course of Business;

                  3.10.8 eCom has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  3.10.9 eCom has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

                  3.10.10 eCom has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                  3.10.11 there has been no change made or authorized in the certificate of incorporation or bylaws of eCom;

                  3.10.12 except in connection with the Qualified Private Placement, eCom has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  3.10.13 eCom has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  3.10.14 eCom has not experienced any damage, destruction, or loss

(whether or not covered by insurance) to its property;

                  3.10.15 eCom has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  3.10.16 except as disclosed in the eCom Disclosure Schedule, eCom has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  3.10.17 eCom has not granted any increase in the compensation of or changed any of the employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  3.10.18 eCom has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  3.10.19 eCom has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  3.10.20 there has been no loss of a major customer of eCom or dispute with any major customer or supplier of eCom which has had or is likely to have a Material Adverse Effect with respect to eCom;

                  3.10.21 there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving eCom; and

                  3.10.22 eCom has not committed to any of the foregoing.

         3.11 Undisclosed Liabilities. eCom has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the eCom Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities which have arisen after the eCom Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) Liabilities disclosed in Section 3.11 of the eCom Disclosure Schedule.

         3.12 Legal Compliance. eCom has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

         3.13 Tax Matters.

                  3.13.1 eCom has not been required to file any Tax Returns. All Taxes owed by eCom (whether or not shown on any Tax Return) have been paid or adequate reserves have been established to cover any such Taxes. eCom currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where eCom does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on the assets of eCom that arose in connection with any failure (or alleged failure) to pay any Tax.

                  3.13.2 eCom has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  3.13.3 There is no dispute or claim concerning any Tax Liability of eCom either (A) claimed or raised by any authority in writing or
(B) as to which eCom has Knowledge.

                  3.13.4 eCom has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  3.13.5 The unpaid Taxes of eCom did not, as of the eCom Most Recent Fiscal Month End, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth on the face of the eCom Most Recent Balance Sheet (rather than in any notes thereto).

         3.14 Real Property.

                  3.14.1 eCom does not own any real property.

                  3.14.2 Section 3.14.2 of eCom Disclosure Schedule lists and describes briefly all real property used by eCom. eCom has delivered to the Company correct and complete copies of such leases and subleases and other agreements relating to such real property (including all amendments thereto). With respect to each such lease, sublease and agreement:

                           3.14.2.1 the lease, sublease or agreement is legal,
valid, binding, enforceable, and in full force and effect;

                           3.14.2.2 the lease, sublease or agreement will
continue to be legal, valid, binding, enforceable, and in full force and effect on the terms set forth in such lease, sublease or agreement, following the consummation of the transactions contemplated hereby;

                           3.14.2.3 neither eCom, nor to eCom's Knowledge, any
other party to the lease, sublease or agreement is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           3.14.2.4 neither eCom nor, to eCom's Knolwedge, any
other party to the lease, sublease or agreement has repudiated any provision thereof;

                           3.14.2.5 to eCom's Knowledge, there are no disputes,
oral agreements, or forbearance programs in effect as to the lease, sublease or agreement;

                           3.14.2.6 eCom has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           3.14.2.7 to eCom's Knowledge, all facilities
described in Section 3.14.2 of the eCom Disclosure Schedule have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

                           3.14.2.8 all of the facilities described in Section
3.14.2 of the eCom Disclosure Schedule are currently supplied with utilities.

         3.15 Intellectual Property.

                  3.15.1 eCom owns, or has the right to use pursuant to a License, all Intellectual Property necessary for the operation of its business, as presently conducted. Each item of Intellectual Property owned or controlled by eCom immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately subsequent to the Closing hereunder. eCom has taken all actions which it deemed to be reasonably necessary to maintain and protect each item of Intellectual Property that it owns or controls.

                  3.15.2 Section 3.15.2 of the eCom Disclosure Schedule sets forth a list of all Internet domain names registered in the name of eCom and used by eCom in its business. eCom has, and after the Effective Time the Surviving Corporation will have, a valid registration in and to all such Internet domain names including, without limitation, all rights necessary to continue to conduct eCom's business as it is currently conducted under such names.

                  3.15.3 To eCom's Knowledge, eCom has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to eCom's knowledge, eCom has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that eCom must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of eCom, no third party is interfering with, infringing upon, misappropriating, or otherwise coming into conflict with any Intellectual Property rights of eCom.

                  3.15.4 Section 3.15.4 of the eCom Disclosure Schedule identifies each patent, trademark, and copyright registration which has been issued to eCom and each pending application for patent, trademark or copyright registration which eCom has made with respect to any of its Intellectual Property, and identifies each material License which eCom has granted to any third party with respect to any of its Intellectual Property. eCom has made available to the Company for inspection and duplication correct and complete copies of all such registrations, applications and Licenses (as amended to date) and has made available to the Company correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.15.4 of the eCom Disclosure Schedule also identifies each trade name or material unregistered trademark used by eCom in connection with any of its businesses. Except as set forth in Section 3.15.4 of the eCom Disclosure Schedule, with respect to each item of Intellectual Property disclosed in Section 3.15.4 of the eCom Disclosure Schedule:

                           3.15.4.1 eCom possesses all right, title, and
interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           3.15.4.2 the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;

                           3.15.4.3 no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to eCom's Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           3.15.4.4 eCom has never agreed to indemnify any
Person for or against any interference, infringement, misappropriation, or other conflict with respect to such item outside the Ordinary Course of Business.

                  3.15.5 Section 3.15.5 of the eCom Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that eCom uses pursuant to a License (other than any off-the-shelf and other Intellectual Property generally available via shrink wrap or click wrap agreements). eCom has delivered to the Company correct and complete copies of all such Licenses (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.15.5 of the eCom Disclosure Schedule:

                           3.15.5.1 the License covering the item is legal,
valid, binding, enforceable, and in full force and effect;

                           3.15.5.2 such Licenses will continue to be legal,
valid, binding, enforceable, and in full force and effect following the Closing;

                           3.15.5.3 neither eCom nor, to eCom's Knowledge, any
other party to the License is in material breach or default, and to eCom's Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           3.15.5.4 neither eCom nor, to eCom's Knowledge, any
other party to the License has repudiated any provision thereof;

                           3.15.5.5 to eCom's Knowledge, the underlying item of
Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           3.15.5.6 no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of eCom, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           3.15.5.7 eCom has not granted any sublicense or
similar right with respect to the License outside the Ordinary Course of Business or that would constitute a material breach of any such License.

                  3.15.6 To the Knowledge of eCom, eCom will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

                  3.15.7 The Interworld Commerce Exchange Software licensed by eCom from Interworld Corporation (the "Interworld Software") is capable of operation on a Solaris (Unix) platform with an Oracle database and an Apache Web Server platform and eCom has the right to integrate additional software applications with the Interworld Software which will operate in conjunction with the Interworld Software; provided, however, that such rights do not include the right to modify, enhance or change the source code of the Interworld Software.

         3.16 Tangible Assets. eCom owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         3.17 Contracts. Section 3.17 of the eCom Disclosure Schedule lists the following contracts and other agreements to which eCom is a party and which are currently in force and effect:

                  3.17.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  3.17.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, result in a material loss to eCom, or involve consideration in excess of $25,000;

                  3.17.3 any agreement concerning a partnership or joint venture;

                  3.17.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has granted a Security Interest on any of its assets, tangible or intangible;

                  3.17.5 any agreement concerning confidentiality or noncompetition (other than any such agreements which are entered into in the Ordinary Course of Business and which will not have any Material Adverse Effect with respect to eCom);

                  3.17.6 any agreement between eCom and any of the eCom Stockholders or any Affiliate of any eCom Stockholder;

                  3.17.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  3.17.8 any collective bargaining agreement;

                  3.17.9 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

                  3.17.10 any agreement under which it has advanced or loaned any amount which remains outstanding as of the date hereof, to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  3.17.11 any agreement under which the consequences of a default or termination could have a Material Adverse Effect with respect to eCom; or

                  3.17.12 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

eCom has made available to the Company for inspection and duplication a correct and complete copy of each written agreement listed in Section 3.17 of the eCom Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.17 of the eCom Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) eCom, and to eCom's Knowledge, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to eCom's Knowledge, no party has repudiated any provision of the agreement.

         3.18 Notes and Accounts Receivable. Other than with respect to the Loan Agreement, all notes and accounts receivable of eCom are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the eCom Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of eCom.

         3.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of eCom.

         3.20 Insurance. Section 3.20 of the eCom Disclosure Schedule lists each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which eCom is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the consummation of the transactions contemplated hereby after notice to the insurer; (C) neither eCom, nor to eCom's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to eCom's Knowledge, no party to the policy has repudiated any provision thereof. In addition, eCom has maintained self-insurance arrangements for the businesses in which it has engaged.

         3.21 Litigation. Section 3.21 of the eCom Disclosure Schedule sets forth each instance in which eCom (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to eCom's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.21 of the eCom Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of eCom. eCom has no reason to believe that any such similar action, suit, proceeding, hearing, or investigation may be brought or threatened against eCom.

         3.22 Product Warranty. Each product manufactured, sold, leased, or delivered by eCom has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and to eCom's Knowledge, eCom does not have any material Liability (and, to eCom's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the eCom Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of eCom. No product manufactured, sold, leased, or delivered by eCom is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

         3.23 Product Liability. To eCom's Knowledge, eCom does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by eCom.

         3.24 Employees. To eCom's Knowledge, none of eCom's officers, key employees, or group of employees has any plans to terminate employment with eCom. eCom is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. eCom has not committed any unfair labor practices. eCom does not know of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of eCom.

         3.25 Employee Benefits. Employee Benefits.

                  3.25.1 Definitions. For the purpose of this Section 3.25 and for Section 4.26 below, the following terms shall have the meanings set forth below:

                           i. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                           ii.  "Employee Benefit Plan" means any (i)
                                nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan ), or
                                (iv) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

                           iii. "Employee Pension Benefit Plan" has the meaning
                                set forth in Section 3(2) of ERISA.

                           iv. "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

                           v. "Employee" shall mean any current, former, or retired employee, consultant, or member of the Company or eCom, as applicable;

                           vi. "Employee Agreement" shall refer to each management, employment, stock purchase, severance, separation, consulting, relocation, loan, repatriation, expatriation, Visas, work permit or similar agreement, contract or arrangement between the Company or eCom, as applicable, or any ERISA Affiliate and any Employee;

                           vii. "ERISA Affiliate" means each entity which is
                                treated as a single employer with the Company or eCom, as applicable, for purposes of Section 414 of the Code.

                  3.25.2 Section 3.25 of the eCom Disclosure Schedule lists each Employee Benefit Plan that eCom maintains or to which eCom contributes or has any obligation to contribute.

                           3.25.2.1 All required reports and descriptions
(including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to the Employee Welfare Benefit Plan of eCom (hereinafter referred to as the "eCom Group Health Medical Plan"). The requirements of COBRA have been met with respect to the eCom Group Health Medical Plan.

                           3.25.2.2 All premiums or other payments for all
periods ending on or before the Closing Date have been paid with respect to the eCom Group Health Medical Plan.

                           3.25.2.3 eCom has made available to the Company for
inspection and duplication correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related insurance contracts, and other agreements which implement the eCom Group Health Medical Plan.

                  3.25.3 eCom does not maintain or ever has maintained, or contribute or ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents, other than in accordance with
Section 4980B of the Code.

         3.26 Environmental, Health, and Safety Matters.

                  3.26.1 To eCom's Knowledge, eCom has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

                  3.26.2 Without limiting the generality of the foregoing, to eCom's Knowledge, eCom has obtained and complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

                  3.26.3 eCom has not received any written or, to eCom's Knowledge, oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  3.26.4 To eCom's Knowledge, none of the following exists at any property or facility owned or operated by eCom: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  3.26.5 To eCom's Knowledge, eCom has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liability under any Environmental, Health, and Safety Requirement.

                  3.26.6 To eCom's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                  3.26.7 To eCom's Knowledge, eCom has not, either expressly or by operation of law, assumed or undertaken any material liability, including without limitation any material obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                  3.26.8 To eCom's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of eCom will prevent, hinder or limit continued compliance in any material respect with Environmental, Health, and Safety Requirements, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements

         3.27 Year 2000. None of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are owned or controlled by eCom in the conduct of its business, and, to eCom's knowledge, none of the products and services sold, licensed, rendered or otherwise provided by eCom in the conduct of its business will experience a Y2K Problem. eCom has communicated with its suppliers and customers to determine if any of such suppliers or customers expect to experience any Y2K Problems which may affect eCom, and eCom is not aware of any such Y2K Problems with respect to such suppliers or customers.

         eCom has not made any warranties regarding the ability of any product or service sold, licensed, rendered, or otherwise provided by eCom in the conduct of its business to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

         3.28 Certain Business Relationships With the Company. Except as set forth in Section 3.28 of the eCom Disclosure Schedule, none of the eCom Stockholders or, to eCom's Knowledge, any Affiliate of any eCom Stockholder, has been involved in any business arrangement or relationship with eCom within the past twelve (12) months (other than the purchase and ownership of any securities of eCom by such eCom Stockholder) and none of the eCom Stockholders or, to eCom's Knowledge, any Affiliate of any eCom Stockholder, owns any asset, tangible or intangible, which is used in the business of eCom.

         3.29 Takeover Statutes. No takeover statute applicable to eCom would restrict or adversely affect the ability of the Parties to consummate the Merger. eCom has not adopted any shareholder rights plan or similar "poison pill" arrangement, provision or understanding.

         3.30 Disclosure. The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

         3.31 Private Placement Memorandum. The Private Placement Memorandum does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except upon the consent of the Company (which shall not be unreasonably withheld), eCom shall use the proceeds of the Qualified Private Placement substantially in the manner described in the Private Placement Memorandum.

4        Representations and Warranties of the Company. The Company represents and warrants to eCom that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this

Agreement throughout this Section 4), except as set forth in the Company Disclosure Schedule or as contemplated by Sections 5.2 and 6.1 hereof. The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         4.1 Organization of the Company. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey.

         4.2 Capitalization. Section 4.2 of the Company Disclosure Schedule sets forth a description of the authorized capital stock of the Company, and the number of issued and outstanding shares of such capital stock. Section 4.2 of the Company Disclosure Schedule also lists and provides a brief description of all authorized and issued options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue any of its capital stock. Other than as contemplated by this Agreement and/or the Loan Agreement, and except with respect to the securities described in Section 4.2 of the Company Disclosure Schedule, there are no outstanding or authorized shares of capital stock or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue any of its capital stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid, and nonassessable, and the Company Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger in accordance with the terms hereof, will be validly issued, fully paid, and nonassessable. There are not more than 5,400,000 shares of Company Common Stock issued and outstanding (calculated on a fully-diluted basis, assuming the conversion or exercise of all options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or obligations that could require the Company to issue any shares of its capital stock, other than this Agreement).

         4.3 Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the Requisite Company Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions subject to the effect of any applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally.

         4.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the certificate of incorporation or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the NJBCA, the Delaware General Corporation Law, the Securities Act, the Securities Exchange Act, the state securities laws, and Section 2.3(iii) hereof, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         4.5 Brokers' Fees. Except as described in Section 4.5 of the Company Disclosure Schedule or Section 9.17 hereof, the Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which eCom or the Surviving Corporation could become liable or obligated.

         4.6 Disclosure. The Company Proxy Materials will comply with the applicable provisions of the Securities Act and the Securities Exchange Act in all material respects. The Company Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that eCom will supply specifically for use in the Company Proxy Materials.

         4.7 Title to Assets; Security Interests. The Company has good and marketable title to, or a valid leasehold interest in or valid license to use, the properties and assets used by it, located on its premises, or shown on the Company Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Company Most Recent Balance Sheet and as otherwise set forth in Section 4.7 of the Company Disclosure Schedule.

         4.8 Subsidiaries.  The Company has no subsidiaries.

         4.9 Financial Statements. Attached as Section 4.9 of the Company Disclosure Schedule are the following financial statements (collectively the "Company Financial Statements"): (i) audited consolidated and unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended September 30, 1997 and September 30, 1998 (the "Company Most Recent Fiscal Year End") for the Company; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Company Most Recent Financial Statements") as of and for the nine (9) months ended June 30, 1999 (the "Company Most Recent Fiscal Quarter End") for the Company. Except as set forth in Schedule 4.9 of the Company Disclosure Schedule, the Company Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects) subject to normal and recurring year-end adjustments which may be required with respect to the Company Most Recent Financial Statements; provided, however, that there may hereafter arise required adjustments to the Company Most Recent Financial Statements which are not normal and recurring year-end adjustments and which are not set forth on
Schedule 4.9 of the Company Disclosure Schedule, and, when provided to eCom following the date hereof will be included on Schedule 4.9 of the Company Disclosure Schedule so long as such adjustments do not result in the net worth of the Company as of June 30, 1999 being less than $1.5 million (and provided further that such adjustments up to $370,000 shall not be taken into account in reaching the indemnification threshold set forth in the indemnification agreement referred to in Section 6.1.12 hereof).

         4.10 Events Subsequent to Most Recent Fiscal Quarter End. Since the Company Most Recent Fiscal Quarter End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date, except as required by the terms of the Letter Agreement and/or the Loan Agreement or as set forth in Section 4.10 of the Company Disclosure Schedule:

                  4.10.1 the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

                  4.10.2 the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business, other than the Loan Agreement and the Letter Agreement;

                  4.10.3 no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company is a party or by which the Company is bound;

                  4.10.4 the Company has not granted or agreed to grant any Security Interest upon any of its assets, tangible or intangible;

                  4.10.5 the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

                  4.10.6 the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

                  4.10.7 the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 or outside the Ordinary Course of Business, other than pursuant to and as required by the Loan Agreement;

                  4.10.8 the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business, except for any delays or postponements that would not, in the aggregate, result in any Material Adverse Effect with respect to the Company;

                  4.10.9 the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

                  4.10.10 the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                  4.10.11 except as required by the terms of this Agreement, there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

                  4.10.12 the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  4.10.13 the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  4.10.14 the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  4.10.15 the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  4.10.16 the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  4.10.17 the Company has not granted any increase in the compensation of or changed any of the employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  4.10.18 the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan), other than in the manner set forth in the proxy statement delivered to the Company Stockholders pursuant to the most recent meeting of the Company Stockholders prior to the date hereof or as set forth on the Company Disclosure Schedule;

                  4.10.19 the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  4.10.20 there has been no loss of a major customer of the Company or dispute with any major customer or supplier of the Company which has had or is likely to have a Material Adverse Effect with respect to the Company;

                  4.10.21 there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                  4.10.22 The Company has not committed to any of the foregoing.

         4.11 Undisclosed Liabilities. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Company Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities which have arisen after the Company Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) Liabilities disclosed in Section 4.11 of the Company Disclosure Schedule.

         4.12 Legal Compliance. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

         4.13 SEC Filings. The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1997 and has made available to eCom such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Taken as a whole, the Company SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent superseded, updated or corrected prior to the date of this Agreement by a subsequently filed Company SEC Report; provided that the incorrect information or omission which has been superseded, updated or corrected will not have any Material Adverse Effect with respect to the Company or the Surviving Corporation. All material agreements filed by the Company as exhibits to Company SEC Reports were executed by all parties thereto and, to the Company's Knowledge, such agreements as displayed on the World Wide Web via the EDGAR Service conform in all material respects to the agreements as so executed. Except as set forth in Section 4.13 of the Company Disclosure Schedule, to the Company's Knowledge, all Affiliates of the Company have filed all forms, reports and documents required to be filed by each such Person with the SEC since January 1, 1997.

         4.14 Tax Matters.

                  4.14.1 Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company has timely filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or adequate reserves have been established to cover any such Taxes. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No Tax Return of the Company is currently the subject of any audit, examination or similar proceeding. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  4.14.2 Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  4.14.3 There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Company has Knowledge. Section 4.14 of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed for the past three (3) years with respect to the Company indicating those Tax Returns that have been audited, and indicating those Tax Returns that currently are the subject of audit. The Company has made available to eCom for inspection and duplication correct and complete copies as filed of all federal income Tax Returns of the Company for the past three (3) years, examination reports, and statements of deficiencies assessed against or agreed to by the Company during the past three (3) years.

                  4.14.4 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  4.14.5 The unpaid Taxes of the Company (A) did not, as of the Company Most Recent Fiscal Quarter End, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth on the face of the Company Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns as listed in Section 4.14 of the Company Disclosure Schedule.

         4.15 Real Property.

                  4.15.1 The Company does not own any real property.

                  4.15.2 Section 4.15.2 of the Company Disclosure Schedule lists and describes briefly all real property leased to or used by the Company. The Company has made available to eCom for inspection and duplication correct and complete copies of all leases and other occupancy agreements relating to such real property (including all amendments thereto). With respect to each such lease or agreement:

                           4.15.2.1 the lease or occupancy agreement is legal,
valid, binding, enforceable, and in full force and effect;

                           4.15.2.2 the lease or occupancy agreement will
continue to be legal, valid, binding, enforceable, and in full force and effect on the terms set forth in such lease or occupancy agreement following the consummation of the transactions contemplated hereby;

                           4.15.2.3 except as set forth in Section 4.15.2 of the
Company Disclosure Schedule, the Company and, to the Company's Knowledge, no other party to the lease or occupancy agreement is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           4.15.2.4 the Company and, to the Company's Knowledge,
no other party to the lease or occupancy agreement has repudiated any provision thereof;

                           4.15.2.5 except as set forth in Section 4.15.2 of the
Company Disclosure Schedule, to the Company's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or occupancy agreement;

                           4.15.2.6 the Company has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

                           4.15.2.7 to the Company's Knowledge, all facilities
described in Section 4.15.2 of the Company Disclosure Schedule have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

                           4.15.2.8 all facilities described in Section 4.15.2.8
of the Company Disclosure Schedule are currently supplied with utilities.

         4.16 Intellectual Property.

                  4.16.1 The Company owns or has the right to use pursuant to License all Intellectual Property necessary for the operation of its business, as presently conducted. Each item of Intellectual Property owned or controlled by the Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all actions which it deemed to be reasonably necessary to maintain and protect each item of Intellectual Property that it owns or controls.

                  4.16.2 Domain Names. Section 4.16.2 of the Company Disclosure Schedule sets forth a list of all Internet domain names registered in the name of the Company and used by the Company in its business. The Company has, and after the Effective Time the Surviving Corporation will have, a valid registration in and to such Internet domain names including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted under such names.

                  4.16.3 To the Company's Knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties and, to the Company's Knowledge, the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) except as set forth in Section 4.16.3 of the Company Disclosure Schedule. To the Knowledge of the Company, no third party is interfering with, infringing upon, misappropriating, or otherwise coming into conflict with any Intellectual Property rights of the Company.

                  4.16.4 Section 4.16.4 of the Company Disclosure Schedule identifies each patent, trademark and copyright registration which has been issued to the Company, and each pending application for patent, trademark or copyright registration which the Company has made with respect to any of its Intellectual Property, and identifies each material License which the Company has granted to any third party with respect to any of its Intellectual Property. The Company has made available to eCom for inspection and duplication correct and complete copies of all such patents, trademarks, registrations, applications, and Licenses (as amended to date) and has made available to eCom correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.16.4 of the Company Disclosure Schedule also identifies each trade name or material unregistered trademark used by the Company in connection with any of its businesses. Except as set forth in Section 4.16.4 of the Company Disclosure Schedule, with respect to each item of Intellectual Property disclosed in
Section 4.16.4 of the Company Disclosure Schedule:

                           4.16.4.1 the Company possesses all right, title, and
interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           4.16.4.2 the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;

                           4.16.4.3 no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to Company's Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           4.16.4.4 the Company has never agreed to indemnify
any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such item outside the Ordinary Course of Business.

                  4.16.5 Section 4.16 of the Company Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to a License (other than any off-the-shelf and other Intellectual Property generally available via shrink wrap or click wrap agreements). The Company has made available to eCom for inspection and duplication correct and complete copies of all such Licenses (as amended to date). With respect to each item of Intellectual Property identified in Section 4.16 of the Company Disclosure Schedule:

                           4.16.5.1 the License covering the item is legal,
valid, binding, enforceable, and in full force and effect;

                           4.16.5.2 except as set forth in Section 4.16.5.2 of
the Company Disclosure Schedule, such License will continue to be legal, valid, binding, enforceable, and in full force and effect following the Closing;

                           4.16.5.3 neither the Company nor, to the Company's
Knowledge, any other party to the License is in material breach or default, and to the Company's Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           4.16.5.4 neither the Company nor, to the Company's
Knowledge, any other party to the License has repudiated any provision thereof;

                           4.16.5.5 to the Company's Knowledge, with respect to
each sublicense, the representations and warranties set forth in subsections
4.16.5.1 through 4.16.5.4 above are true and correct with respect to the underlying license;

                           4.16.5.6 to the Company's Knowledge, the underlying
item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           4.16.5.7 no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           4.16.5.8 the Company has not granted any sublicense
or similar right with respect to the License outside the Ordinary Course of Business or that would constitute a material breach of any such License.

                  4.16.6 To the Knowledge of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

         4.17 Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Except as set forth in Section 4.17 of the Company Disclosure Schedule, each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         4.18 Contracts. Section 4.18 of the Company Disclosure Schedule lists the following contracts and other agreements to which the Company is a party and which are currently in force and effect:

                  4.18.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  4.18.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, result in a material loss to the Company, or involve consideration in excess of $25,000;

                  4.18.3 any agreement concerning a partnership or joint venture;

                  4.18.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has granted a Security Interest on any of its assets, tangible or intangible (other than the Loan Agreement);

                  4.18.5 any agreement concerning confidentiality or noncompetition (other than any such agreements which are entered into in the Ordinary Course of Business and which will not have any Material Adverse Effect with respect to the Company);

                  4.18.6 any agreement between the Company and any of the Company's Stockholders or any Company Stockholder's Affiliate;

                  4.18.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  4.18.8 any collective bargaining agreement;

                  4.18.9 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

                  4.18.10 any agreement under which it has advanced or loaned any amount which remains outstanding as of the date hereof, to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  4.18.11 any agreement under which the consequences of a default or termination could have a Material Adverse Effect with respect to the Company;

                  4.18.12 any agreement pursuant to which any party has any registration rights; and

                  4.18.13 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

The Company has made available to eCom for inspection and duplication a correct and complete copy of each written agreement listed in Section 4.18 of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section
4.18 of the Company Disclosure Schedule. With respect to each such agreement, except as set forth on Section 4.18 of the Company Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect;
(B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company, and to the Company's Knowledge, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Company's Knowledge, no party has repudiated any provision of the agreement.

         4.19 Notes and Accounts Receivable. All notes and accounts receivable of the

Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Company Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         4.20 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         4.21 Insurance. Attached as Section 4.21 of the Company Disclosure
Schedule is each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the consummation of the transactions contemplated hereby, after notice to the insurer; (C) neither the Company nor to the Company's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to the Company's Knowledge, no party to the policy has repudiated any provision thereof. The Company has been covered at all times by insurance in scope and amount customary and reasonable for the businesses in which it has engaged.

         4.22 Litigation. Section 4.22 of the Company Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Company's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as specifically described in
Section 4.22 of the Company Disclosure Schedule, none of the actions, suits, proceedings, hearings or investigations set forth in Section 4.22 of the Company Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. The Company has no reason to believe that any such similar action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

         4.23 Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and, to the Company's Knowledge, the Company does not have any material Liability (and, to the Company's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Company Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

         4.24 Product Liability. To the Company's Knowledge, the Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

         4.25 Employees. To the Company's Knowledge, none of the Company's officers, key employees, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practices. The Company does not know of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         4.26 Employee Benefits.

                  4.26.1 Definitions. Capitalized terms used but not defined in this Section 4.26 or Section 1 hereof have the meanings given to them in Section
3.25.1 hereof.

                  4.26.2 Section 4.26 of the Company Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute.

                           4.26.2.1 All required reports and descriptions
(including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to the Employee Welfare Benefit Plan of the Company (hereinafter referred to as the "Company Group Health Medical Plan"). The requirements of COBRA have been met with respect to the Company Group Health Medical Plan.

                           4.26.2.2 All premiums or other payments for all
periods ending on or before the Closing Date have been paid with respect to the Company Group Health Medical Plan.

                           4.26.2.3 The Company has made available to eCom for
inspection and duplication correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related insurance contracts, and other agreements which implement the Company Group Health Medical Plan.

                  4.26.3 The Company does not maintain or ever has maintained, or contribute or ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents, other than in accordance with Section 4980B of the Code.

         4.27 Guaranties. Except as set forth in Section 4.27 of the Company Disclosure Schedule, the Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person. Also set forth in Section 4.27 of the Company Disclosure Schedule is a list of personal guaranties of any officer or director of the Company with respect to underlying obligations of the Company.

         4.28 Environmental, Health, and Safety Matters.

                  4.28.1 To the Company's Knowledge, the Company has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

                  4.28.2 Without limiting the generality of the foregoing, to the Company's Knowledge, the Company has obtained and complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Section 4.28.2 of the Company Disclosure Schedule.

                  4.28.3 The Company has not received any written or, to the Company's Knowledge, oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  4.28.4 To the Company's Knowledge, none of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or
(4) landfills, surface impoundments, or disposal areas.

                  4.28.5 To the Company's Knowledge, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liability under any Environmental, Health, and Safety Requirement.

                  4.28.6 To the Company's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                  4.28.7 To the Company's Knowledge, the Company has not, either expressly or by operation of law, assumed or undertaken any material liability, including without limitation any material obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                  4.28.8 To the Company's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance in any material respect with Environmental, Health, and Safety Requirements, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements.

         4.29 Year 2000. Except as set forth in Section 4.29 of the Company Disclosure Schedule, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are owned or controlled by the Company in the conduct of its business, and, to the Company's knowledge, none of the products and services sold, licensed, rendered or otherwise provided by the Company in the conduct of its business will experience a Y2K Problem. The Company has communicated with its suppliers and customers to determine if any of such suppliers or customers expect to experience any Y2K Problems which may affect the Company, and the Company is not aware of any such Y2K Problems with respect to such suppliers or customers.

         Except as set forth in Section 4.29 of the Company Disclosure Schedule, the Company has not made any warranties regarding the ability of any product or service sold, licensed, rendered, or otherwise provided by the Company in the conduct of its business to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

         4.30 Fairness Opinion. The Company's Board of Directors will receive a written opinion from an investment bank reasonably acceptable to the Parties, dated as of the date of the Company Proxy Materials, to the effect that the Merger is fair to the Company's shareholders, and will deliver to eCom a copy of such opinion.

         4.31 Certain Business Relationships With the Company. Except as set forth in Section 4.31 of the Company Disclosure Schedule, none of the Company Stockholders or any Affiliate of any Company Stockholder has been involved in any business arrangement or relationship with the Company within the past twelve
(12) months (other than the purchase and ownership of any shares of capital stock of the Company by a Company Stockholder) and none of the Company Stockholders or any Affiliate of any Company Stockholder owns any asset, tangible or intangible, which is used in the business of the Company.

         4.32 Takeover Statutes. No takeover statute applicable to the Company would restrict or adversely affect the ability of the Parties to consummate the Merger. The Company has not adopted any shareholder rights plan or similar "poison pill" arrangement, provision or understanding.

         4.33 Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5        Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         5.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         5.2 Certain Actions by the Company. The Company shall, promptly after the date hereof, use its best efforts to cause the following to become effective immediately prior to the Merger:

                  5.2.1 the incorporation of a wholly-owned subsidiary of the Company within the State of Delaware ("Newco") and the merger of the Company into Newco and/or such other actions as may be necessary under applicable law to cause the Company to be reincorporated in the State of Delaware, to the extent such reincorporation may be accomplished immediately prior to the Merger under applicable law, and upon such reincorporation, the qualification of Newco to do business in the States of New York and New Jersey (and it is agreed that any representations, warranties, covenants and agreements of and references to the Company or the Surviving Corporation contained herein shall be deemed to be applicable to and to refer to

Newco);

                  5.2.2 the amendment of the bylaws of the Company in a manner which is acceptable to eCom and which is not inconsistent with the terms and provisions of this Agreement;

                  5.2.3 the receipt by the Company of the consent of all of the holders of Existing Preferred Stock (the "Existing Company Preferred Holders") to the conversion of all of the outstanding shares of Existing Preferred Stock into shares of Company Common Stock (or shares of common stock of Newco) on terms and conditions acceptable to eCom, and the conversion of such Existing Preferred Stock in accordance with such terms and conditions (provided that if any of the Existing Company Preferred Holders do not consent to such conversion, the Company may terminate this Agreement, without incurring the break-up fee set forth in Section 8.3 below, unless eCom waives the covenants contained in this
Section 5.2.3 with respect to such holder); and

                  5.2.4 the authorization and designation of additional series of Company Preferred Stock which, to the maximum extent possible, shall have the same terms as the eCom Preferred Stock (such new series of Company Preferred Stock being the Company Preferred Stock to be delivered to the holders of the eCom Preferred Stock in exchange therefor, in accordance with this Agreement).

         5.3 Notices and Consents. Each Party will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that the other Party may reasonably request in connection with the matters contemplated hereby and/or which are required for the consummation of the Merger.

         5.4 Regulatory Matters and Government Approvals. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required of such Party in connection with the transactions contemplated hereby.

         5.5 Company Shareholder Approval. The Company shall, as promptly as practicable after the execution and delivery of this Agreement, take all action necessary in accordance with the NJBCA, the Delaware General Corporation Law and its certificate of incorporation and bylaws to obtain the Requisite Company Stockholder Approval. The Company shall consult with eCom regarding the date of any meeting of Company Stockholders in connection with the Requisite Company Stockholder Approval and shall not postpone or adjourn the date for the Requisite Company Stockholders Approval, except as reasonably required to obtain the Requisite Company Stockholders Approval. The Company shall use its best efforts to solicit from shareholders of the Company proxies or written consent, as the case may be, in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger. The Board of Directors of the Company shall communicate to the Company Stockholders its affirmative recommendation in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of the Company shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

         5.6 eCom Shareholder Approval. eCom shall, as promptly as practicable after the execution and delivery of this Agreement, take all action necessary in accordance with the Delaware General Corporation Law and its certificate of incorporation and bylaws to obtain the

Requisite eCom Stockholder Approval. eCom shall consult with the Company regarding the date of any meeting of eCom Stockholders in connection with the Requisite eCom Stockholders Approval and use all reasonable efforts and shall not postpone or adjourn the date for the Requisite eCom Stockholder Approval, except as reasonably necessary to obtain the Requisite eCom Stockholder Approval. eCom shall use its best efforts to solicit from its stockholders proxies or written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required to effect the Merger. The Board of Directors of eCom shall communicate to the eCom Stockholders its affirmative recommendation in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of eCom shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

         5.7 Operation of the Parties. Neither Party shall engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, without the prior written consent of the other Party, except as may be required pursuant to the terms of the Loan Agreement. Without limiting the generality of the foregoing, except in the Ordinary Course of Business:

                  5.7.1 neither Party shall authorize or effect any change in its certificate of incorporation or bylaws;

                  5.7.2 neither Party shall grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except (i) upon the conversion or exercise of options, warrants, and other rights currently outstanding, (ii) issuances by the Company to employees and consultants that do not cause the number of shares of Company Common Stock outstanding (on a fully-diluted basis) to exceed 5,400,000 shares on the Closing Date and (iii) any securities issued by eCom in connection with the Qualified Private Placement);

                  5.7.3 neither Party shall declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

                  5.7.4 neither Party shall issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or any other liability;

                  5.7.5 neither Party shall grant or agree to grant any Security Interest upon any of its assets;

                  5.7.6 neither Party shall make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

                  5.7.7    neither Party shall transfer any of its assets;

                  5.7.8 neither Party shall make any change in employment terms for any of its directors, officers, and employees or, whether in the Ordinary Course of Business or not, enter into any transactions with any of its Affiliates, officers, directors or shareholders; and

                  5.7.9 neither Party will not commit to any of the foregoing.

         Notwithstanding the foregoing, the Parties agree that any action taken by eCom which is materially consistent with the description of the anticipated use of proceeds by eCom and the description of eCom's strategy as set forth in the Private Placement Memorandum shall be deemed to be in the Ordinary Course of Business of eCom, and eCom shall have the right to take such other actions which are outside the Ordinary Course of Business upon the consent of the Company, provided that such consent shall not be unreasonably withheld.

         5.8 Full Access. Each of the Parties will (i) afford to the other Party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") full access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and to their books and records and (ii) furnish promptly to the other Party and its Representatives such information concerning the business, properties, contracts, records and personnel of such Party (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other Party. No investigation by any Party hereto shall affect any representation or warranty in this Agreement of any Party hereto or any condition to the obligations of the Parties hereto.

         5.9 Confidentiality. All Confidential Information obtained by any Party shall be held in strict confidence and neither Party will use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, both Parties agree to return to the respective Party all tangible embodiments (and all copies) thereof which are in its possession and shall maintain the confidentiality of such information for not less than two (2) years from the date of such termination. Except as and to the extent required by law (including the Securities Act and the Securities Exchange Act), no Party hereto will disclose to a third party (other than to other Representatives of the Company or eCom who need to know such information for purposes of evaluating the Merger) any information regarding the existence of this Agreement, the terms of the Merger, or the existence or status of negotiations with respect thereto or any other Confidential Information without the prior consent of the other Party, except to the extent that the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the Merger or the furnishing or use of such information is required by or necessary in connection with legal proceedings. In the event a party is requested or required to disclose any of the Confidential Information except as permitted above, such party will provide the other with prompt written notice of any such request or requirement, so that the other Party may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, a party is nonetheless legally compelled to disclose Confidential Information, such party may, without liability hereunder, disclose that portion of the Confidential Information which is legally required to be disclosed, provided that such party exercises reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Upon the written request of the disclosing party, the non-disclosing party will promptly return to the disclosing party or destroy any Confidential Information in its possession and certify in writing to the disclosing party that it has done so.

         5.10 Employee Solicitation. From the date hereof through and including the later of (i) the Effective Time or (ii) the date which is nine months from the date of the termination of this Agreement, neither Party shall, directly or indirectly, solicit, hire or otherwise retain as an employee or independent contractor, any full-time employee of the other Party.

         5.11 Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this

Section 5.11, however, shall be deemed to amend or supplement the eCom Disclosure Schedule or the Company Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, in any such case, where the matter disclosed (individually or combined with any other matter) could reasonably constitute or would be reasonably likely to result in a Material Adverse Effect with respect to either Party.

         5.12 Exclusivity. In order to induce eCom to proceed with the Merger, the Company shall not (nor shall they permit any of the Company's officers, directors, agents, or affiliates to) directly or indirectly solicit, encourage (including by way of providing any nonpublic information concerning the Company to any Person), initiate or participate in any negotiations or discussions or otherwise cooperate with in any way or provide information to any corporation, partnership, person or other entity, or enter into (or authorize) any agreement or agreement in principal, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer or proposal to acquire (i) all or a substantial part of the Company's business, or (ii) any of its capital stock, whether by stock purchase, merger, consolidation, purchase of assets, tender offer or otherwise except in the exercise by the Board of Directors of its fiduciary obligation to its shareholders with respect to any unsolicited offers received by the Company. The Company acknowledges that if the Company were to breach or cause a breach of this provision, eCom would suffer damages that would be difficult to ascertain and that, in the event of such breach, eCom shall be entitled to an injunction restraining such breach and the Company shall be liable to eCom for any reasonable attorney's fees incurred in connection with obtaining such injunction. Any such equitable relief shall be in addition to any other relief available to eCom. The Company shall immediately notify eCom if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and inform eCom of the substance of any subsequent discussions between the Company and any other third party as to any such proposal, offer, inquiry or contact.

         5.13 Insurance and Indemnification.

                  5.13.1 The Surviving Corporation will provide each individual who served as a director or officer of eCom at any time prior to the Effective Time with liability insurance for a period of forty-eight (48) months after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect for eCom immediately prior to the Effective Time; provided, however, that eCom may reduce the coverage and amount of liability insurance to the extent the cost of liability insurance having the full coverage and amount would exceed $25,000 per annum.

                  5.13.2 The Company, as the Surviving Corporation in the Merger, will observe any indemnification provisions now existing in the certificate of incorporation or bylaws of eCom for the benefit of any individual who served as a director or officer of eCom at any time prior to the Effective Time.

                  5.13.3 The Company will indemnify each individual who served as a director or officer of eCom at any time prior to the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and reasonable attorneys' fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein (except for any Liability incurred as a result of fraud committed by such individual).

                  5.13.4 The Surviving Corporation shall obtain tail coverage at least as favorable as the coverage contemplated by Section 5.13.1 above with respect to each person who has resigned from such person's position as director or officer of the Company in connection with the Merger, covering acts by such former director or officer prior to the Effective Time, with such coverage being in addition to any existing indemnifications arrangements maintained for the benefit of such former directors or officers.

                  5.13.5 The Surviving Corporation shall cause any personal guaranty listed on Schedule 4.27 of the Company Disclosure Schedule by any officer or director of the Company to be terminated, or if the Surviving Corporation cannot cause such guaranty to be terminated, the Surviving Corporation shall indemnify such officer or director with respect to such guaranty.

         5.14 Election of Director. For a period of two (2) years from the Effective Time, the Surviving Corporation, acting through its Board of Directors and in accordance with its Certificate of Incorporation, By-Laws and applicable law, shall recommend in its proxy statement for each annual or special meeting of stockholders at which directors shall be elected, and shall nominate and recommend at each such subsequent stockholders' meeting, as part of the management's or the Board of Director's slate for election to the Surviving Corporation's Board of Directors, Steven L. Vanechanos, Jr., as a member of the Board of Directors (unless such recommendation, nomination or election is not necessary because his term as a director will otherwise continue subsequent to such stockholders' meeting). Consistent with the foregoing, all shares for which the Surviving Corporation's management or Board of Directors holds proxies (including undesignated proxies) shall be voted in favor of the election of Steven L. Vanechanos, Jr., as described above.

6        Conditions to Close.

         6.1 Conditions of eCom. The obligation of eCom to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  6.1.1 this Agreement and the Merger shall have received the Requisite Company Stockholder Approval, Steven L. Vanechanos, Jr. and Steven L. Vanechanos, Sr. shall have voted all of their shares of Company Common Stock (which is not less than an aggregate of 549,491shares) in favor of this Agreement and the Merger and the number of Dissenting Shares shall not exceed 10% of the number of outstanding Company Shares;

                  6.1.2 the Company shall have obtained all of the third party consents necessary for the consummation of the Merger;

                  6.1.3 each of the matters set forth in Section 5.2 hereof shall have been completed as described therein;

                  6.1.4 the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date (except with respect to matters arising as contemplated pursuant to this Agreement or as the Parties may have otherwise agreed); provided, however, that the Company may supplement the Company Disclosure Schedule at or prior to the Closing for any matters which would not have a Material Adverse Effect either singularly or, together with such other immaterial matters presented by the Company as supplements to the Company Disclosure Schedule, in the aggregate;

                  6.1.5 the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  6.1.6 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own the assets or operate the businesses of the Company;

                  6.1.7 this Agreement and the Merger shall have received the Requisite eCom Stockholder Approval and the Certificates of Merger shall have been filed;

                  6.1.8 the Company shall have delivered to eCom a certificate to the effect that each of the conditions specified above in Sections 6.1.1 -
6.1.7 are satisfied in all respects;

                  6.1.9 eCom shall have received from counsel to the Company an opinion in form and substance reasonably satisfactory to eCom, addressed to eCom, and dated as of the Closing Date;

                  6.1.10 subject to the provisions of Section 2.5.4 above, eCom shall have received the resignations, effective as of the Closing, of each director and officer of the Company other than those whom eCom shall have specified in writing at least five (5) business days prior to the Closing;

                  6.1.11 each of the directors, officers, and principal shareholders of the Company shall have entered into a Lock-Up Agreement pursuant to and in accordance with Section 7.2 hereof;

                  6.1.12 Steven L. Vanechanos, Jr. shall have executed and delivered to the Parties an indemnification agreement containing the terms set forth in the Letter Agreement and such other terms as may be reasonably acceptable to the Parties;

                  6.1.13 The Mask Group and Kenneth Konikowski shall have executed and delivered to the Parties an agreement providing that: (i) The Mask Group and Kenneth Konikowski shall indemnify the Surviving Corporation for (A) any liabilities or other damages incurred by the Surviving Corporation in connection with the indebtedness or mortgage relating to the premises used by the Company and (B) any litigation or disputes incurred in connection with the purchase agreement concerning Software Associates to which the Company and Kenneth Konikowski are parties, (ii) Kenneth Konikowski shall deposit 40,000 shares of Company Common Stock in escrow to secure his obligations under clause
(i)(A) above, which shall be held until the date on which the Surviving Corporation shall have no further liabilities in connection with such indebtedness or mortgage, (iii) the Surviving Corporation will reimburse Kenneth Konikowski for expenses or other costs incurred in connection with the sale of such premises or refinancing of such indebtedness whereby the Company shall no longer have any liabilities in connection therewith, in an amount not to exceed $10,000; provided such sale or refinancing occurs within eighteen (18) months of the Closing Date and (iv) such other terms as may be reasonably acceptable to the Parties, it being understood that the foregoing supersedes Mr. Konikowski's indemnification obligations under the purchase agreement referred to in clause
(i) (B) above; and

                  6.1.14 all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to eCom.

         eCom may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

         6.2 Conditions of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  6.2.1 this Agreement and the Merger shall have received the Requisite eCom Stockholder Approval and the number of Dissenting Shares shall not exceed 10% of the then outstanding eCom Shares;

                  6.2.2 the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date (except with respect to matters arising as contemplated pursuant to this Agreement or as the Parties may have otherwise agreed); provided, however, that eCom may supplement the eCom Disclosure Schedule at or prior to the Closing for any matters which would not have a Material Adverse Effect either singularly or, together with such other immaterial matters presented by eCom as supplements to the eCom Disclosure Schedule, in the aggregate

                  6.2.3 eCom shall have completed the Qualified Private
Placement;

                  6.2.4 eCom shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  6.2.5 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Company to own the former assets, and to operate the former businesses of eCom;

                  6.2.6 each of Peter Fiorillo, Joseph Bentley and Kevin Hayes shall have agreed to waive the terms of any agreement between eCom and such Person with respect to a "change of control" of eCom;

                  6.2.7 there shall be in effect, with respect to the Surviving Corporation, officers and directors liability insurance in the amount of $2,000,000 (or such lesser amount as may be acceptable to the Company);

                  6.2.8 this Agreement and the Merger shall have received the Requisite Company Stockholder Approval and the Certificates of Merger shall have been filed;

                  6.2.9 Steven L. Vanechanos, Jr. shall have been elected or appointed as a member of the Board of Directors of the Surviving Corporation, effective as of the Effective Time;

                  6.2.10 all material Internet domain names, trademarks and other items of Intellectual Property of eCom shall have been properly assigned to the Surviving Corporation;

                  6.2.11 eCom shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Sections 6.2.1 -
6.2.10 are satisfied in all respects;

                  6.2.12 the Company and Steven L. Vanechanos, Jr. shall have entered into an employment agreement containing the terms set forth in the Letter Agreement (and such other terms as may be reasonably acceptable to the Parties);

                  6.2.13 the Company shall have received from counsel to eCom an opinion in form and substance reasonably satisfactory to the Company, addressed to the Company, and dated as of the Closing Date; and

                  6.2.14 all actions to be taken by eCom in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

         The Company may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

7        Additional Agreements.

         7.1 Proxy Statement. eCom agrees to provide promptly to the Company such information concerning its business and financial statements and affairs as, in the reasonable judgment of eCom or its counsel, may be required or appropriate for inclusion in the Company Proxy Material, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the Company's counsel and auditors in the preparation of the same. eCom hereby agrees that such information shall not contain any untrue statement of a material fact which is untrue as of the date of such Company Proxy Material, or omit to state any material fact necessary in order to make the statements and information contained therein not misleading as of the date of such Company Proxy Material. The Company will promptly advise eCom, and eCom will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or eCom shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Company Proxy Material in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Company Proxy Material shall include a recommendation of the board of directors of each of eCom and the Company that eCom stockholders or the Company shareholders, as the case may be, approve the proposal submitted to them.

         7.2 Lock-Up Agreements. Each officer, director and principal shareholder of the Company who owns shares of the Company's capital stock which have not been registered under the Securities Act will enter into an agreement, satisfactory to eCom, to the effect that such individual or entity will not sell, assign or transfer any shares of the Company's capital stock for a period, the longer of (i) 12 months from the Closing, or (ii) up to 12 months from the closing of a Qualified Offering by the Surviving Corporation which occurs within the initial 12 month period referred to in (i) above, as may be required by the managing underwriter or placement agent of the Qualified Offering. In addition, any Company Stockholder who owns or controls more than 10% of the outstanding shares of capital stock of the Company (or securities which are convertible into shares of capital stock of the Company) which have been registered under the Securities Act will enter into agreements satisfactory to eCom regarding restrictions on such holder's right to sell such shares. For this purposes of this Agreement, the term "Lock Up Agreement" shall mean any agreement regarding a restriction on the right to sell the Company's capital stock, entered into pursuant to this Section 7.2. The Lock Up Agreements shall be substantially similar to, and shall not contain any material term which is more restrictive than the terms contained in, the agreements to which the investors in the Qualified Private Placement are parties.

8        Termination.

         8.1 Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  8.1.1 the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  8.1.2 the Company may terminate this Agreement by giving written notice to eCom at any time prior to the Effective Time (A) in the event eCom has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified eCom of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2000, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement);

                  8.1.3 eCom may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time (A) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, eCom has notified the Company of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2000, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from eCom breaching any representation, warranty, or covenant contained in this Agreement); or

                  8.1.4 eCom may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time in the event eCom's board of directors concludes in good faith that termination would be in the best interests of eCom and the eCom Stockholders.

         8.2 Effect of Termination. If any Party terminates this Agreement pursuant to section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach and except as set forth in Section 8.3 hereof)); provided, however, that the confidentiality provisions contained herein shall survive any such termination for a period of two (2) years following such termination and provided, further, that the Party terminating this Agreement shall be liable to the other Party for the Transaction Costs incurred by the non-terminating Party, and such Transaction Costs shall be payable upon demand therefor (except that in the event the Parties mutually agree to terminate this Agreement, then each Party shall be responsible for their own respective Transaction Costs). For the purposes of this Section 8.2, "Transaction Costs" means any and all reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of consultants, financial advisors, counsel, accountants and investment bankers, incurred in connection with the transactions contemplated hereby.

         8.3 Break-up Fee. If the Company either withdraws from or terminates this Agreement (other than in accordance with Sections 8.1.1 or 8.1.2 above) then, within 30 days of such event, the Company will pay to eCom the sum of five hundred thousand dollars ($500,000) as liquidated damages, provided, however, no such liquidated damages shall be due and payable in the event eCom does not proceed to consummate the Merger solely as a result of the failure of the Existing Company Preferred Holders to agree to convert their Existing Preferred Stock to Company Common Stock as of the Closing of the Merger and/or enter into Lock Up Agreements; and provided further, if prior to the Closing, the Company receives an unsolicited offer to participate in a transaction which would result in a "change of control" of the Company or a sale of all or a material portion of the assets of the Company, and the Company subsequently accepts such offer, the Company will pay eCom the sum of five hundred thousand dollars ($500,000) as liquidated damages within 30 days of the acceptance of the offer. In the event the liquidated damages described in the previous sentence are not paid within 30 days of the due date, the $500,000 due to eCom will be convertible, at the discretion of eCom, into seven hundred fifty thousand (750,000) shares of Company Common Stock, which shall be issuable immediately upon written notice to the Company to that effect.

9        Miscellaneous.

         9.1 Survival of Representations and Warranties. Each representation and warranty contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) for a period until the conclusion of the first annual audit of the Surviving Corporation following the Merger. Notwithstanding the foregoing, if proper and timely notice of a breach or inaccuracy of any such representation or warranty shall have been given in connection with any Party's rights to indemnification or other damages relating thereto, then such representation or warranty shall continue to survive until the related claim for indemnification or damages has been satisfied or otherwise resolved, but not for purposes of any new claim with respect to such representation or warranty.

         9.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, except as may be required by law (including, without limitation, any filings required by the Securities Act or the Securities Exchange Act).

         9.3 No Third-Party Beneficiaries. Except to the extent required by the terms of Section 5.13 hereof, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         9.4 Entire Agreement. This Agreement (including the documents referred to herein and entered into pursuant hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including the Letter Agreement (other than the obligations of Steven L. Vanechanos, Jr. and Steven Vanechanos, Sr. with respect to voting, as contained in the Letter Agreement).

         9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier with proof of delivery, and addressed to the intended recipient as set forth below:

         IF TO THE COMPANY:                    COPY TO:
         Steven L. Vanechanos, Jr.             Sarah Hewitt, Esq.
         Chief Executive Officer               Brown Raysman Millstein Felder
         DynamicWeb Enterprises, Inc.          & Steiner LLP

         271 Route 46 West                     120 West 45th Street
         Building F, Suite 209                 New York, New York 10036
         Fairfield, New Jersey 07004           Facsimile No.: (212) 840-2429
         Facsimile No.: (973) 575-9830

         IF TO ECOM:                           COPY TO:
         Peter Fiorillo                        Jack Hughes, Esq.
         Chief Executive Officer               Moskowitz Altman & Hughes LLP
         eB2B Commerce, Inc.                   11 East 44th Street
         29 West 38th Street                   Suite 504
         New York, New York 10018              New York, New York 10017
         Facsimile No.: (212) 868-0910         Facsimile No.: (212) 697-2992

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         9.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9.12 Expenses. Each Party will be responsible for its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

         9.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         9.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.16 below), in addition to any other remedy to which it may be entitled, at law or in equity.

         9.16 Alternate Dispute Resolution

                  9.16.1 The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations among each Party's representatives. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after giving notice, the receiving Party shall submit to the other a written response. The notice and the response shall include: (a) a statement of each party's position and a summary of arguments supporting that position; and (b) the name and title of the representative of that party and of any other person who will accompany the representative. Within thirty (30) days after delivery of the disputing Party's notice, the representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other Party will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                  9.16.2 If the dispute has not been resolved within ninety (90) days of the disputing Party's notice or if the Parties fail to meet within thirty (30) days, then either Party may immediately initiate arbitration of the controversy or claim as provided in Section 9.16.3. If any notice by either Party to arbitrate specifies binding arbitration, and the other Party declines to submit to binding arbitration, the notifying Party shall be free to proceed with civil litigation.

                  9.16.3 Arbitration, if initiated, shall be in accordance with the then current Rules of the American Arbitration Association. Such arbitration shall be conducted by three independent and impartial arbitrators reasonably acceptable to each Party. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 'SS'1-16 and, if binding, judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The arbitrators are not empowered to


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award damages in excess of compensatory damages and each Party hereby irrevocably waives any right to recover such noncompensatory damages with respect to any dispute resolved by arbitration.

                  9.16.4 In the event of binding arbitration, any claim by either Party shall be time-barred unless the asserting Party commences an arbitration proceeding with respect to such claim within one (1) year after the basis for such claim became known to the asserting party.

                  9.16.5 In the event of binding arbitration, the procedures specified in this Section 9.16 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party, without prejudice to the above procedures, may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment reasonably exercised such action is necessary to avoid irreparable damage or to preserve the status quo. Despite action pursuant to this Section, the Parties will continue to participate in good faith in the procedures specified in this Section 9.16.

                  9.16.6 All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 9.16 are pending. The Parties will take such action, if any, required to effectuate such tolling.

         9.17 Third Party Finders, Facilitators and Consultants. The Parties hereby agree that a finder's fee will be paid upon Closing of this Agreement to Commonwealth Associates L.P., as exclusive agent for eCom, for services rendered in the introduction of the Parties to the transactions contemplated in this Agreement.



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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and
Plan of Merger on the date first above written.


eB2B Commerce, Inc.                       DynamicWeb Enterprises, Inc.



By: /s/ Peter Fiorillo                       By: /s/ Steven L. Vanechanos, Jr.
   ----------------------------------        ----------------------------------
   Peter Fiorillo                            Steven L. Vanechanos, Jr.
   Chief Executive Officer                   Chief Executive Officer






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